EXHIBIT 99.1

Winland Electronics Launches EnviroAlert EA800-ip
at ASIS Show September 19-21

 Product Provides Real-Time Measurements and Delivers Information Anywhere for Temperature, Humidity, Water Presence and More Via Network Connection

Mankato, Minn. (September 19, 2011) – Organizations monitoring multiple locations for temperature, humidity, presence of water and more can now access real-time measurements and data logs via an Ethernet connection with the EnviroAlert EA800-ip, a new product from Winland Electronics, Inc. (NYSE Amex: WEX). Winland, an industry leading designer of critical condition monitoring systems, is launching the EnviroAlert EA800-ip at the ASIS International Show, September 19-21, in Orlando, Fla.

“This new product is capable of monitoring a wide variety of critical elements 24/7 and allows the user to view real-time data as well as access data logs and receive email alerts anywhere at any time,” said Paul Machacek, Director of Business Development for Winland Electronics, Inc. “The EA800-ip provides facilities storing perishable products, such as hospitals, pharmacies, grocery stores and commercial kitchens, the ability to be compliant with federal regulations.”

The EnviroAlert EA800-ip provides two-way access to simultaneously monitor and collect data on up to eight sensors per device for changes in temperature, humidity, water, gases, pressure, dry contacts and more. When the programmed limit is exceeded, the product will send an email and text message alert as well as a signal to an alarm panel.

Sensor settings also may be adjusted via a network connection, eliminating the need for on-site adjustment or a service call.

Specifically, the EnviroAlert EA800-ip offers:
•	Ethernet connectivity
•	Monitoring of multiple sites from any location
•	Remote access to:
o	Programming
o	Viewing of real-time data
o	Sensor, alarm and event data logs ensuring a complete audit trail
•	Compliance with 21 CFR Part 11
•	Auto report generation
•	Multiple tiers of user access security
•	Trend and alarm notification via text message, email, dry contact relay
•	Smart phone compatibility
•	Dedicated output relays for each sensor
•	Seamless integration with any alarm system
•	Monitoring of up to eight sensors (4 wired, 4 wireless) for temperature, humidity, water presence, gases, dry contact and other 4-20 mA sensors (sensors sold separately)

The EnviroAlert EA800-ip is the newest addition to the EnviroAlert product line, which includes the EnviroAlert EA800, EA400 and EA200.

Winland Electronics will feature this new product at the ASIS International Show, Booth #1362. Winland also will be introducing the product during three, 30-minute Solutions Theater presentations at the following times:

•	Monday, September 19 at 11 a.m. in the Solutions Theater #985 Hall C
•	Tuesday, September 20 at 11 a.m. and 2 p.m. in the Solutions Theater #985 Hall C

CONTACT:	Paul Machacek	Laura Telander Graf
	pjmachacek@winland.com	ltg@mcfarlandcahill.com
	507.625.7231 office	651.698.4006 office
	612.756.3116 cell	612.309.3948 cell

About Winland Electronics
Winland Electronics, Inc. (www.winland.com) is an industry leader in the design and manufacture of critical condition monitoring devices. Winland Electronic, Inc.’s products include EnviroAlert, WaterBug, TempAlert and Vehicle Alert, and are designed to monitor critical conditions for industries including healthcare and medical, grocery and food service, commercial and industrial, agriculture, and residential. Made in the USA, Winland products are compatible with any alarm system and are available through distributors worldwide. Headquartered in Mankato, Minn., Winland trades on the NYSE Amex stock exchange under the symbol WEX. For more information, visit www.winland.com.

Cautionary Statements
Certain statements contained in this press release and other written and oral statements made from time to time by the Company do not relate strictly to historical or current facts. As such, they are considered forward-looking statements, which provide current expectations or forecasts of future event. Consequently, no forward‐looking statement can be guaranteed and actual results may vary materially.